Mail Stop 0407

      							May 3, 2005

Via U.S. Mail and Fax
Mr. Robert B. Wagner
Chief Financial Officer
XETA Technologies, Inc.
1814 W. Tacoma
Broken Arrow, OK 74012-1406

	RE:	XETA Technologies, Inc.
      Form 10-K for the fiscal year ended October 31, 2004
		Filed January 19, 2005

Form 10-Q for the quarter ended January 31, 2005
		File No. 000-16231

Dear Mr. Wagner:


	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,



							Larry Spirgel
							Assistant Director


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Mr. Valerio Cavallo
Telecom Argentina S.A.
January 12, 2005
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